Exhibit 99.1
ROBBINS & MYERS REPORTS
THIRD QUARTER FISCAL 2006 RESULTS
DAYTON, OHIO, June 28, 2006 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the third quarter of fiscal 2006, ended May 31, 2006. For the third quarter of fiscal 2006, the Company reported a diluted net loss per share of $0.01, which included special items totalling $0.33 per share relating to goodwill impairment, facility dispositions and restructuring expenses. Before these special items, diluted net income was $0.32 per share.
Fiscal 2006 third quarter sales of $153.2 million were $4.4 million lower than in the third quarter of fiscal 2005. Sales declined from the prior year quarter primarily because the prior year quarter included $10.5 in sales for the Hapa, Laetus, and Edlon Lined Pipe businesses that were sold after last year’s third quarter.
Earnings before interest and taxes (“EBIT”) were $6.2 million in the third quarter of fiscal 2006 and $7.7 million in the same period of fiscal 2005. The fiscal 2006 third quarter net loss was $0.1 million versus net income of $0.2 million in the comparable prior year period. The loss in the current quarter is due to a non-cash goodwill impairment charge of $9.2 million related to the finalization of the value of the Romaco segment, $1.6 million additional loss on the disposal of a manufacturing facility in the Process Solutions segment and $2.0 million in additional restructuring charges. Results were favorably affected by higher sales volumes in the Fluid Management segment and the gain on the disposal of the Hapa and Laetus business units. The diluted loss per share was $0.01 in the third quarter of fiscal 2006 and compares with net income of $0.02 per share in the comparable prior year period.
For the nine months ended May 31, 2006, sales increased to $442.2 million, an increase of $6.5 million over the same period in fiscal 2005. EBIT for the nine months of fiscal 2006 was adversely affected by a $39.2 million non-cash goodwill impairment charge taken in fiscal 2006. This resulted in EBIT for the nine months of fiscal 2006 being a negative $11.6 million and $25.1 million lower than in the first nine months of fiscal 2005. For the first nine months of 2006, the Company reported a loss per share of $1.94, which included the impact of dispositions, restructuring and impairment costs of $2.53 per share, or income per share of $0.59 before these special items.

Fluid Management. Fluid Management segment third quarter 2006 sales of $61.7 million and EBIT of $12.7 million increased by 19.1% and 23.8%, respectively, compared with the third quarter of the prior year. For the nine months, sales increased by 19.4% and EBIT increased 28.4%. The outlook for the Fluid Management segment remains positive due to the strong demand from oil and gas exploration and recovery markets, the price of oil, drilling rig count, improved chemical processing and general industrial market activity. Orders continue to be strong and are 27.1% higher than last year’s third quarter and 21.2% higher for the nine months of fiscal 2006 over the comparable period of the prior year.
Process Solutions. Third quarter fiscal 2006 sales of $57.1 million for the Process Solutions segment were 9.0% or $5.6 million lower than in the prior year period. Approximately $2.5 million of the decline relates to the sale of the Edlon Lined Pipe business in August 2005. The remaining decline is due to lower glass lined reactor sales, principally in the U.S. and Europe. EBIT in the third quarter of fiscal 2006 was $2.7 million lower than in the prior year period due to restructuring and dispositions costs being $3.1 million higher than last year. For the nine months, fiscal 2006 sales were $164.2 million, down 7.1% or $12.5 million from the same period last year, with approximately $7.5 million of the decline attributable to the sale of the Edlon Lined Pipe business. The Process Solutions segment had EBIT of $2.7 million for the nine months of fiscal 2006 compared with $3.4 million in the comparable prior year period. EBIT for the nine months was negatively impacted by lower sales volume and higher special item costs of $0.5 million and lease remediation costs at certain facilities of $0.4 million. These were partially offset by cost savings from restructuring activities and from the gain on the sale of land and buildings in China. Order rates improved in the third quarter of fiscal 2006 and are 27.4% higher than in the comparable prior year period.
Romaco. The Romaco segment sales of $34.4 million for the third quarter 2006 declined by $8.6 million from the prior year. Approximately $8.0 million of this sales reduction relates to the sale of the Hapa and Laetus product lines of Romaco on March 31, 2006. EBIT was negative $1.4 million in the third quarter 2006 compared with negative $1.4 million in the third quarter 2005. Included in the third quarter 2006 EBIT are goodwill impairment charges of $9.2 million, restructuring charges of $0.1 million, and a gain of $7.5 million on disposal of businesses. For the nine months of fiscal 2006, the Romaco segment had sales $106.1 million compared with $114.9 million in the same period in 2005. Order rates for the third quarter are up 9.7% over the prior year third quarter period, even though the current period did not include the Hapa and Laetus businesses.
Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “We are encouraged by the improvements being made in all of our business segments. The Fluid Management segment continues to deliver solid increases in sales and earnings. We anticipate this trend will continue throughout fiscal 2006 driven by worldwide demand for energy. The Process Solutions and Romaco segments have both improved their incoming order rate and have begun to benefit from the restructuring activity of the past year and a half. We will continue the efforts aimed at reducing complexity, sharing common resources, and leveraging our strength in target markets.
The non-cash goodwill impairment charge masks many of the positive improvements we have made in the last two years. We have trimmed our portfolio, reduced our manufacturing footprint, and have embraced lean as a way to transform the Company. Several of our key end markets are improving, and we are now better positioned to profitably grow our business.
Our performance in the quarter was better than our earlier guidance. As we look to the balance of the year, we expect to see continued strength in Fluid Management, continued improvement in Process Solutions and additional benefits from restructuring the Romaco business. Based on this outlook, our earnings guidance for fiscal 2006 is $0.95 to $1.00 per share before special items. Earnings for the fourth quarter of fiscal 2006 should be in the range of $0.36 to $0.41 per share before special items.”
In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2006	2005	2006	2005
Net (loss) income	($75)	$223	($28,607)	($597)

Plus special items, net of tax:
Inventory write-offs included in cost of sales	0	0	233	192
Process Solutions segment restructuring charges and facility dispositions	2,922	616	3,471	2,227
Romaco segment restructuring charges and business dispositions	(7,229)	1,417	(5,577)	2,455
Goodwill impairment charge	9,174	0	39,174	0

Net Income before special items	$4,792	$2,256	$8,694	$4,277

Diluted net (loss) income per share	($0.01)	$0.02	($1.94)	($0.04)

Plus special items:
Inventory write-offs included in cost of sales	0.00	0.00	0.01	0.01
Process Solutions segment restructuring charges and facility dispositions	0.20	0.04	0.24	0.15
Romaco segment restructuring charges and business dispositions	(0.49)	0.09	(0.38)	0.17
Goodwill impairment charge	0.62	0.00	2.66	0.00

Diluted earnings per share before special items	$0.32	$0.15	$0.59	$0.29

Conference Call & Web Cast
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EDT on Thursday, June 29, 2006, to review the third quarter 2006 results. Interested persons should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website and a telephonic replay will be available for one week beginning at 1:00 p.m. EDT June 29 by dialing 888-286-8010 in the U.S. and entering ID # 93856261.
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, industrial and pharmaceutical markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions segments, including the receipt of cash proceeds from the sale of excess facilities and Romaco units, and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.
Contact:
Michael J. McAdams
Treasurer & Manager, Investor Relations
(937) 225-3335

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	May 31, 2006	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$16,379	$23,043
Accounts receivable	114,033	128,676
Inventories	106,069	102,652
Other current assets	7,143	7,121
Deferred taxes	10,499	10,216

Total Current Assets	254,123	271,708

Goodwill & Other Intangible Assets	282,449	324,208
Other Assets	14,085	13,807
Property, Plant & Equipment	128,187	130,612

	$678,844	$740,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,867	$67,183
Accrued expenses	94,848	97,090
Current portion of long-term debt	3,233	8,616

Total Current Liabilities	151,948	172,889

Long-Term Debt — Less Current Portion	145,293	166,792
Deferred Taxes	1,743	3,721
Other Long-Term Liabilities	97,436	96,088
Shareholders’ Equity	282,424	300,845

	$678,844	$740,335

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2006	2005	2006	2005
Sales	$153,243	$157,584	$442,199	$435,669
Cost of sales	100,438	105,948	292,823	294,361

Gross profit	52,805	51,636	149,376	141,308

SG&A expenses	40,779	42,332	122,718	119,221
Amortization expense	625	669	1,766	1,873
Goodwill impairment charge	9,174	0	39,174	0
Other	(3,947)	944	(2,707)	6,743

Income before interest and income taxes	6,174	7,691	(11,575)	13,471

Interest expense	3,125	3,599	10,324	10,827

Income before income taxes and minority interest	3,049	4,092	(21,899)	2,644

Income tax expense	2,846	3,405	5,365	2,200

Minority interest	278	464	1,343	1,041

Net (loss) income	($75)	$223	($28,607)	($597)

Net (loss) income per share:
Basic	($0.01)	$0.02	($1.94)	($0.04)
Diluted	($0.01)	$0.02	($1.94)	($0.04)

Weighted Average Common Shares Outstanding:
Basic	14,784	14,650	14,743	14,590
Diluted	16,592	16,472	16,541	16,413

Orders	$180,923	$147,704	$494,159	$454,613

Backlog	$162,972	$132,999	$162,972	$132,999

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended				Nine Months Ended
	May 31,		May 31,		May 31,		May 31,
(in thousands)	2006		2005		2006		2005
Sales
Fluid Management	$61,675		$51,767		$171,934		$144,040
Process Solutions	57,138		62,765		164,172		176,711
Romaco	34,430		43,052		106,093		114,918

Total	$153,243		$157,584		$442,199		$435,669

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$12,701		$10,260		$36,886		$28,718
Process Solutions	(617)	(1)	2,145	(1)	2,690	(1)	3,381	(1)
Romaco	(1,388)	(2)	(1,407)	(2)	(37,457)	(2)	(8,359	)(2)
Corporate and Eliminations	(4,522)		(3,307)		(13,694)		(10,269)

Total	$6,174		$7,691		($11,575)		$13,471

Depreciation and Amortization
Fluid Management	$1,802		$2,113		$5,356		$5,714
Process Solutions	1,691		1,952		5,047		5,698
Romaco	731		801		2,228		2,678
Corporate and Eliminations	422		400		1,205		1,192

Total	$4,646		$5,266		$13,836		$15,282

Orders
Fluid Management	$65,585		$51,591		$179,333		$147,991
Process Solutions	71,505		56,146		191,515		179,618
Romaco	43,833		39,967		123,311		127,004

Total	$180,923		$147,704		$494,159		$454,613

Backlog
Fluid Management	$29,013		$18,676		$29,013		$18,676
Process Solutions	84,455		64,455		84,455		64,455
Romaco	49,504		49,868		49,504		49,868

Total	$162,972		$132,999		$162,972		$132,999

(1)	Includes costs of $3,516,000 and $375,000 in the quarters ending May 31, 2006 and 2005, respectively, related to restructuring of our Process Solutions businesses and disposition of an Edlon facility. The costs of these items included in the nine month periods ended May 31, 2006 and 2005 were $4,638,000 and $4,177,000, respectively. The nine month period ended May 31, 2006 also includes a gain of $1,800,000 related to the sale of land and buildings in China, and $385,000 of costs expected to be incurred at the conclusion of a facility lease.

(2)	The quarter ending May 31, 2006 includes the impact of business restructuring costs and a gain on the disposal of businesses that net to a positive $7,463,000. The quarter ended May 31, 2005 includes costs of $862,000 related to restructuring of our Romaco businesses. The net impact of the Romaco restructuring costs and gain on the disposal of businesses included in the nine month period ended May 31, 2006 was a positive $5,560,000 while the restructuring costs included in the nine month period ended May 31, 2005 were $3,597,000. The three month period ended May 31, 2006 also includes a $9,174,000 goodwill impairment charge, while the goodwill impairment charge included in the nine month period ended May 31, 2006 is $39,174,000.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.